Exhibit 99.1

FOR IMMEDIATE RELEASE

Oct. 17, 2013

Analysts: Todd Beekman (todd.beekman@huntington.com), 614.480.3878

        Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Maureen Brown (maureen.brown@huntington.com), 614.480.5512

HUNTINGTON BANCSHARES INCORPORATED

REPORTS NET INCOME OF $178 MILLION, OR $0.20 PER COMMON SHARE, FOR THE

2013 THIRD QUARTER, UP 6% FROM THE YEAR-AGO QUARTER AND UP 18% FROM

THE PRIOR QUARTER

Specific highlights compared with 2012 Third Quarter:

•	$0.39, or 7%, increase in tangible book value per common share to $6.10

•	1.27% return on average assets, up from 1.19%

•	$682 million of fully-taxable equivalent revenue, a 2% decrease reflecting:

•	$4 million, or 1%, decrease in fully-taxable equivalent net interest income, reflecting a 3.34% fully-taxable equivalent net interest margin (NIM), down 4 basis points, and 5% average loan growth

•	$11 million, or 4%, decrease in noninterest income

•	$35 million, or 8%, decrease in noninterest expense due to reductions in all categories except net occupancy and equipment. The quarter included:

•	A previously announced, $34 million one-time, non-cash gain related to pension curtailment, and

•	$17 million of charges related to branch consolidations, severance, and facility optimization

•	25% decline in nonaccrual loans to 0.78% of total loans and leases, down from 1.11%

•	Tier 1 Common Ratio of 10.85%, up from 10.28%

Specific highlights compared with 2013 Second Quarter:

•	$2 million, or less than 1%, increase in fully-taxable equivalent revenue, reflecting:

•	7% annualized growth in average total loans and leases offset by 4 basis point reduction in NIM resulted in unchanged net interest income

•	$2 million increase in noninterest income as broad fee income growth was partially offset by the $10 million, or 30%, decrease in mortgage banking income

•	$23 million, or 5%, decrease in noninterest expense included $17 million of Significant Items

•	NCOs increased to 0.53% of average total loans and leases from 0.34%, and remained in our long-term expected range

•	2.0 million shares repurchased at an average price of $8.18 per share

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2013 third quarter net income of $178 million, an increase of $11 million, or 6%, from the 2012 third quarter and an increase of $28 million, or 18%, from the 2013 second quarter. Earnings per common share were $0.20, an increase of $0.01 and $0.03 from the year-ago and prior quarters, respectively.

The board of directors declared a quarterly cash dividend on its common stock of $0.05 per common share. The dividend is payable January 2, 2014, to shareholders of record on December 19, 2013.

Strategies Continue to Drive Business Performance

“Huntington’s third-quarter results continue to demonstrate that our uniquely positioned products and services are driving robust organic customer acquisition across our commercial and consumer customer base while delivering stable returns to shareholders,” said Stephen D. Steinour, chairman, president and CEO of Huntington Bank. “Through our disciplined investments in fee-income businesses in conjunction with prudent expense management, we have been able to deliver modest positive operating leverage for the first nine months of the year.”

“There is much to recognize in the quarter, not the least of which was our successful consumer credit card launch. The third quarter was a time of continuing household growth, particularly within our in-store branches, and marked a return to stability of our commercial real estate loan portfolio,” said Steinour. “Our performance has benefited from ongoing improvement within our core Midwestern economies. We also made progress in managing expenses, including one-time savings attributable to pension curtailment, rightsizing of some investments, and the consolidation of 22 branch locations. Overall, it was a solid quarter positioning Huntington for a good finish for 2013.”

Table 1 – Earnings Performance Summary

	2013			2012
($ in millions, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Net Income	$178.5	$150.7	$151.8	$167.3	$167.8
Diluted earnings per common share	0.20	0.17	0.17	0.19	0.19
Return on average assets	1.27%	1.08%	1.10%	1.19%	1.19%
Return on average common equity	12.3	10.4	10.7	11.6	11.9
Return on average tangible common equity	14.1	12.0	12.4	13.5	13.9
Net interest margin	3.34	3.38	3.42	3.45	3.38
Efficiency ratio	60.6	64.0	63.3	62.3	64.5
Tangible book value per common share	$6.10	$5.88	$5.91	$5.78	$5.71
Cash dividends declared per common share	0.05	0.05	0.04	0.04	0.04
Average diluted shares outstanding (000’s)	841,015	843,840	848,708	853,306	863,588
Average earning assets	$51,247	$51,156	$50,960	$50,682	$51,330
Average loans	41,994	41,280	40,864	40,397	40,120
Average core deposits	43,773	43,768	43,616	44,310	43,764
Tangible common equity / tangible assets ratio	9.02%	8.78%	8.92%	8.76%	8.74%
Tier 1 common risk-based capital ratio	10.85	10.71	10.62	10.48	10.28
NCOs as a % of average loans and leases	0.53%	0.34%	0.51%	0.69%	1.05%
NAL ratio	0.78	0.87	0.92	1.00	1.11
ACL as a % of total loans and leases	1.72	1.86	1.91	1.99	2.09

Significant Items Influencing Financial Performance Comparisons

From time-to-time, revenue, expenses, or taxes are impacted by items we judge to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that we believe their outsized impact at that time to be infrequent or short term in nature. We believe the disclosure of such “Significant Items,” when appropriate, aids analysts/investors in better understanding performance trends. (See Significant Items under the Basis of Presentation for a full discussion.)

Table 2 highlights the Significant Items impacting reported results for the prior five quarters. This quarter contained two significant items relating to the pension curtailment and expense related to consolidation of 22 branches, severance, and facilities optimization.

Table 2 – Significant Items Influencing Earnings Performance Comparisons

Three Months Ended	Pre-Tax Impact	After-Tax Impact
(in millions, except per share)	Amount	Amount (1)	EPS (2)
September 30, 2013 – net income		$178	$0.20
• Pension curtailment gain	$34	22	0.03
• Franchise repositioning related expense	(17)	(11)	(0.01)
June 30, 2013 – net income		$151	$0.17
March 31, 2013 – net income		$152	$0.17
December 31, 2012 – net income		$167	$0.19
September 30, 2012 – net income		$168	$0.19
• State deferred tax valuation allowance adjustment	N.A.	20	0.02

(1)	Favorable (unfavorable) impact on net income; 35% tax rate
(2)	EPS reflected on a fully diluted basis

N.A. = Not applicable

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2013			2012
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$424.9	$424.9	$424.2	$434.1	$430.3	(0)%	(1)%
FTE adjustment	6.6	6.6	5.9	5.5	5.3	1	26

Net interest income—FTE	431.5	431.5	430.1	439.5	435.6	(0)	(1)
Noninterest income	250.5	248.7	252.2	297.7	261.1	1	(4)

Total revenue—FTE	$682.0	$680.2	$682.3	$737.2	$696.6	0%	(2)%

						Change bps
Yield / Cost						LQ	YOY
Total earning assets	3.64%	3.68%	3.75%	3.80%	3.79%	(4)	(16)
Total loans and leases	3.87	3.95	4.03	4.13	4.12	(7)	(25)
Total securities	2.41	2.38	2.39	2.38	2.41	3	0
Total interest-bearing liabilities	0.42	0.42	0.45	0.50	0.58	0	(15)
Total interest-bearing deposits	0.33	0.36	0.38	0.42	0.48	(2)	(15)
Net interest rate spread	3.20	3.26	3.30	3.30	3.21	(6)	(1)
Impact of noninterest-bearing funds on margin	0.14	0.12	0.12	0.15	0.17	2	(3)

Net interest margin	3.34%	3.38%	3.42%	3.45%	3.38%	(4)	(4)

See Page 9 of Quarterly Financial Supplement for additional rate detail.

Fully-taxable equivalent net interest income decreased $4 million, or 1%, from the 2012 third quarter. This reflected the impact of a 4 basis point decrease in the fully-taxable equivalent net interest margin (NIM) to 3.34%, as average earning assets were essentially unchanged with 5% loan growth offset by the planned reduction in investment securities. The primary items impacting the decrease in the NIM were:

•	16 basis point negative impact from the mix and yield of earning assets primarily reflecting a decrease in consumer loan yields.

Partially offset by:

•

15 basis point positive impact from the mix and yield of deposits reflecting the strategic focus on changing the funding sources from higher rate time deposits to no-cost demand deposits and low cost money market deposits.

Compared to the 2013 second quarter, fully-taxable equivalent net interest income was unchanged, reflecting a $0.1 billion increase in average earnings assets as well as an additional day in the quarter, primarily offset by a 4 basis point decrease in NIM. The primary items affecting the NIM were a 4 basis point negative impact from the mix and yield of earning assets and the 3 basis point negative impact of the $750 million of debt issued during the quarter, partially offset by the 3 basis point benefit from lower cost deposits and increased equity.

Table 4 – Average Earning Assets – Automobile and C&I Continue To Drive Growth

	2013			2012
	Third	Second	First	Fourth	Third	Change (%)
(in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average Loans and Leases
Commercial and industrial	$17.0	$17.0	$17.0	$16.5	$16.3	(0)%	4%
Commercial real estate	4.9	5.0	5.3	5.5	5.7	(2)	(14)

Total commercial	21.9	22.0	22.2	22.0	22.1	(0)	(1)

Automobile	6.1	5.3	4.8	4.5	4.1	15	49
Home equity	8.3	8.3	8.4	8.3	8.4	1	(0)
Residential mortgage	5.3	5.2	5.0	5.2	5.2	1	2
Other consumer	0.4	0.5	0.4	0.4	0.4	(18)	(14)

Total consumer	20.1	19.2	18.6	18.4	18.1	4	11

Total loans and leases	42.0	41.3	40.9	40.4	40.1	2	5

Total securities	8.8	9.1	9.3	9.4	9.3	(3)	(5)
Held-for-sale and other earning assets	0.4	0.8	0.8	0.9	1.9	(43)	(77)
Total earning assets	$51.2	$51.2	$51.0	$50.7	$51.3	0%	(0)%

See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets decreased $0.1 billion, or less than 1%, from the year-ago quarter, driven by:

•	$1.5 billion, or 77%, decrease in Held-for-sale and other earning assets reflecting the impact of the Automobile loan securitization completed in 2012 fourth quarter.

•

$0.8 billion, or 14%, decrease in average Commercial Real Estate (CRE) loans. This decrease reflected continued runoff of the noncore portfolio and a slight reduction of the core portfolio, as acceptable returns for new core originations were balanced against internal concentration limits and increased competition for projects sponsored by high quality developers.

Partially offset by:

•

$2.0 billion, or 49%, increase in average on balance sheet Automobile loans, as originations, while below industry levels, remained strong and our investments in the Northeast and upper Midwest continued to grow as planned.

•

$0.7 billion, or 4%, increase in average Commercial and Industrial (C&I) loans and leases. This reflected the continued growth within the middle market healthcare vertical, equipment finance, and dealer floorplan.

Compared to the 2013 second quarter, the $0.1 billion, or less than 1%, increase in average earning assets reflected a $0.8 billion, or 15%, increase in automobile loans partially offset by a $0.3 billion decrease in both loans held for sale and total securities.

Table 5 – Average Liabilities – Noninterest Bearing Deposit Growth Continues and Customers Move from CDs to Money Market Deposits

	2013			2012
	Third	Second	First	Fourth	Third	Change (%)
(in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average Deposits
Demand deposits—noninterest bearing	$13.1	$12.9	$12.2	$13.1	$12.3	2%	6%
Demand deposits—interest bearing	5.8	5.9	6.0	5.8	5.8	(3)	(1)

Total demand deposits	18.9	18.8	18.1	19.0	18.1	0	4
Money market deposits	15.7	15.1	15.0	14.7	14.5	4	8
Savings and other domestic deposits	5.0	5.1	5.1	5.0	5.0	(2)	1
Core certificates of deposit	4.2	4.8	5.3	5.6	6.1	(13)	(32)

Total core deposits	43.8	43.8	43.6	44.3	43.8	0	0
Other domestic deposits of $250,000 or more	0.3	0.3	0.4	0.4	0.3	(17)	(11)
Brokered deposits and negotiable CDs	1.6	1.8	1.7	1.8	1.9	(13)	(17)
Other deposits	0.4	0.3	0.3	0.3	0.4	19	6

Total deposits	46.0	46.2	46.0	46.8	46.3	(0)	(1)

Short and long-term borrowings	3.0	2.8	2.8	2.4	3.1	10	(2)
Total Interest-bearing liabilities	$35.9	$36.1	$36.6	$36.1	$37.0	(0)%	(3)%

See Page 7 of Quarterly Financial Supplement for additional detail.

Average noninterest bearing deposits increased $0.8 billion, or 6%, while average interest-bearing liabilities decreased $1.1 billion, or 3%, from the 2012 third quarter, primarily reflecting:

•	$2.0 billion, or 32%, decrease in average core certificates of deposit due to the strategic focus on changing the funding sources to no-cost demand deposits and low cost money market deposits.

Partially offset by:

•

$1.2 billion, or 8%, increase in money market deposits reflecting the strategic focus on customer growth, increased share of wallet and the customer’s, both consumer and commercial, preference for increased liquidity.

Compared to the 2013 second quarter, average interest-bearing liabilities declined $0.2 billion, or less than 1%. Average total core deposits were relatively unchanged as the $0.7 billion, or 4%, increase in money market deposits was nearly offset by the $0.6 billion, or 13%, decrease in core certificates of deposit.

Noninterest Income

Table 6 – Noninterest Income – Broad-Based Growth Offsets More than Half of the Decline in Mortgage Banking Income

	2013			2012
	Third	Second	First	Fourth	Third	Change (%)
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Income
Service charges on deposit accounts	$72.9	$68.0	$60.9	$68.1	$67.8	7%	8%
Mortgage banking income	23.6	33.7	45.2	61.7	44.6	(30)	(47)
Trust services	30.5	30.7	31.2	31.4	29.7	(1)	3
Electronic Banking	24.3	23.3	20.7	21.0	22.1	4	10
Brokerage income	16.5	19.5	18.0	17.4	16.5	(15)	0
Insurance income	17.3	17.2	19.3	17.3	17.8	0	(3)
Gain on sale of loans	5.1	3.3	2.6	20.7	6.6	51	(23)
Bank owned life insurance income	13.7	15.4	13.4	13.8	14.4	(11)	(4)
Capital markets fees	12.8	12.2	7.8	12.7	11.6	5	11
Securities (losses) gains	0.1	(0.4)	(0.5)	0.9	4.2	(124)	(98)
Other income	33.7	25.7	33.6	32.8	25.8	31	31

Total noninterest income	$250.5	$248.7	$252.2	$297.7	$261.1	1%	(4)%

In the 2013 third quarter, noninterest income decreased $11 million, or 4%, from the year-ago quarter, primarily reflecting:

•	$21 million, or 47%, decrease in mortgage banking income primarily driven by a lower gain on sale margin and a higher percentage of originations held on balance sheet.

•

$4 million, or 98%, decrease in security gains as the year-ago quarter had certain securities designated as available-for-sale that were sold and the proceeds from those sales were reinvested into the held-to-maturity portfolio.

Partially offset by:

•	$8 million, or 31%, increase in other noninterest income primarily related to fees associated with commercial loan activity.

•	$5 million, or 8%, increase in service charges on deposit accounts reflecting 9% consumer household and 7% commercial relationship growth and changing customer usage patterns.

Compared to the 2013 second quarter, noninterest income increased $2 million, or 1%, reflecting similar activity within other noninterest income and service charges on deposit accounts, which increased $8 million and $5 million, respectively. These were partially offset by the $10 million, or 30%, decrease in mortgage banking income on 5% lower origination volume with a tighter gain on sale margin and a $3 million, or 15%, decrease in brokerage income due to typical seasonal trends.

Noninterest Expense

Table 7 – Noninterest Expense – Decreases Even When Considering Significant Items

	2013			2012
	Third	Second	First	Fourth	Third	Change %
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Expense
Personnel costs	$229.3	$263.9	$258.9	$254.0	$247.7	(13)%	(7)%
Outside data processing and other services	49.3	49.9	49.3	48.7	50.4	(1)	(2)
Net occupancy	35.6	27.7	30.1	29.0	27.6	29	29
Equipment	28.2	24.9	24.9	26.6	26.0	13	9
Deposit and other insurance expense	11.2	13.5	15.5	16.3	15.5	(17)	(28)
Professional services	12.5	9.3	7.2	22.5	17.5	34	(29)
Marketing	12.3	14.2	11.0	16.5	16.8	(14)	(27)
Amortization of intangibles	10.4	10.4	10.3	11.6	11.4	0	(9)
OREO and foreclosure expense	2.1	(0.3)	2.7	4.2	5.0	658	(59)
Loss (Gain) on early extinguishment of debt	—	—	—	—	1.8	NR	(100)
Other expense	32.6	32.4	33.0	41.2	38.6	1	(16)

Total noninterest expense	$423.3	$445.9	$442.8	$470.6	$458.3	(5)%	(8)%

(in thousands)
Number of employees (full-time equivalent)	12.0	12.2	12.1	11.8	11.7	(2)%	2%

NR-Not relevant

In the 2013 third quarter, noninterest expense decreased $35 million, or 8%, from the year-ago quarter. When adjusting for the $17 million of Significant Items, noninterest expense decreased $18 million. The decrease in the reported noninterest expenses primarily reflects:

•

$18 million, or 7%, decrease in personnel costs primarily reflecting the $34 million one-time, non-cash gain related to the pension curtailment. This was partially offset by $7 million of branch consolidation and severance expenses and an $8 million increase in salaries due to a 2% increase in the number of full-time equivalent employees as external information technology contractors were transitioned to full-time employees.

•	$6 million, or 16%, decline in other expense, reflecting lower representations and warranties related expenses and lower operating lease expense.

•	$5 million, or 29%, decrease in professional services, reflecting a decrease in legal and outside consultant expenses.

•	$5 million, or 27%, decrease in marketing, primarily reflecting the refinement of targeted marketing programs and reduced promotional offers.

•	$4 million, or 28%, decrease in deposit and other insurance expense due to lower insurance premiums.

•	$3 million, or 59%, decrease in OREO and foreclosure expense as OREO properties have declined 46%.

Partially offset by:

•	$8 million, or 29%, increase in net occupancy reflecting $8 million related to branch consolidation and facilities optimization.

Noninterest expense decreased $23 million, or 5%, from the prior quarter. When adjusting for the $17 million of Significant Items, noninterest expense decreased $5 million. Personnel costs decreased $35 million, or 13%, as it included $27 million of net benefit from the aforementioned Significant Items. Net occupancy and equipment increased $8 million and $3 million, respectively, and included $8 million and $2 million, respectively, of branch consolidation and facilities optimization related expenses.

Credit Quality

Table 8 – Summary Credit Quality Metrics – Nonaccrual Loans Continue Their Steady Decline

	2013			2012
($ in thousands)	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30
Total nonaccrual loans and leases	$333,106	$363,546	$380,311	$407,633	$445,046
Total other real estate, net	29,154	21,066	25,139	28,097	54,206
Other NPAs (1)	12,000	12,087	10,045	10,045	10,476

Total nonperforming assets (2)	$374,260	$396,699	$415,495	$445,775	$509,728
Accruing loans and leases past due 90 days or more	94,966	94,123	108,423	110,316	108,219

NPAs + accruing loans and lease past due 90 days or more	$469,226	$490,822	$523,918	$556,091	$617,947
NAL ratio (3)	0.78%	0.87%	0.92%	1.00%	1.11%
NPA ratio (2) (4)	0.88	0.95	1.01	1.09	1.26
(NPAs+90 days)/(Loans+OREO) (5)	0.93	1.38	1.48	1.59	1.75
Provision for credit losses	$11,400	$24,722	$29,592	$39,458	$37,004
Net charge-offs	55,742	34,790	51,687	70,130	105,095
Net charge-offs / Average total loans	0.53%	0.34%	0.51%	0.69%	1.05%
Allowance for loans and lease losses	$666,030	$733,076	$746,769	$769,075	$789,142
Allowance for unfunded loan commitments and letters of credit	66,857	44,223	40,855	40,651	53,563

Allowance for credit losses (ACL)	$732,887	$777,299	$787,624	$809,726	$842,705
ACL as a % of:
Total loans and leases	1.72%	1.86%	1.91%	1.99%	2.09%
NALs	220	214	207	199	189
NPAs	196	196	190	182	165

(1)	Other nonperforming assets includes certain impaired investment securities.
(2)	NPA’s related to Chapter 7 bankruptcy: 3Q13 - $57.9 MM, 2Q13 - $59.6 MM, 1Q13- $59.9 MM, 4Q12 - $60.1 MM, and 3Q12 - $63.0 MM
(3)	Total NALs as a % of total loans and leases
(4)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate.
(5)	The sum of nonperforming assets and total accruing loans and leases past due 90 days or more divided by the sum of loans and leases and other real estate.

See Pages 12 through 15 of Quarterly Financial Supplement for additional detail.

Most credit quality related metrics in the 2013 third quarter reflected continued improvement. Nonaccrual loans and leases (NALs) declined $112 million, or 25%, from the 2012 third quarter and $30 million, or 8%, from the 2013 second quarter to $333 million, or 0.78% of total loans and leases. Nonperforming assets (NPAs) declined $135 million, or 27%, compared to the year-ago quarter and $22 million, or 6%, from the 2013 second quarter to $374 million, or 0.88% of total loans and leases, OREO, and other NPAs. The decreases primarily reflected meaningful improvement in both C&I and CRE NALs.

The provision for credit losses decreased $26 million, or 69%, from the 2012 third quarter due to the continued decline in classified, criticized, and nonaccrual loans and included the implementation of enhancements to our allowance for loan and lease losses (ALLL) model. Net charge-offs (NCOs) decreased $49 million from the year-ago quarter to $56 million as the year-ago quarter included $33 million of Chapter 7 bankruptcy related loans. As part of a review of our consumer portfolio, the current quarter includes $13 million of Chapter 7 home equity related charge-offs that were not identified in the 2012 third quarter implementation of the OCC’s regulatory guidance. NCOs were an annualized 0.53% of average loans and leases in the current quarter compared to 0.34% in the 2013 second quarter and 1.05% in the year-ago quarter.

The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.72% from 2.09% a year ago, while the ACL as a percentage of period-end total NALs increased to 220% from 189%.

Capital

Table 9 – Capital Ratios – Tier 1 Common Continues to Increase

	2013			2012
(in millions)	Sep. 30	Jun. 30	Mar. 31	Dec. 31,	Sep. 30
Tangible common equity / tangible assets ratio	9.02%	8.78%	8.92%	8.76%	8.74%
Tier 1 common risk-based capital ratio	10.85%	10.71%	10.62%	10.48%	10.28%
Regulatory Tier 1 risk-based capital ratio	12.36%	12.24%	12.16%	12.02%	11.88%
Excess over 6.0% (1)	$3,096	$3,000	$2,953	$2,876	$2,831
Regulatory Total risk-based capital ratio	14.67%	14.57%	14.55%	14.50%	14.36%
Excess over 10.0% (1)	$2,274	$2,197	$2,181	$2,150	$2,099
Total risk-weighted assets	$48,687	$48,080	$47,937	$47,773	$48,147

(1)	“Well-capitalized” regulatory threshold

See Page 16 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio at September 30, 2013, was 9.02%, up 28 basis points from the year-ago quarter. Our Tier 1 common risk-based capital ratio at quarter end was 10.85%, up from 10.28% at the end of the 2012 third quarter.

The regulatory Tier 1 risk-based capital ratio at September 30, 2013, was 12.36%, up from 11.88% at September 30, 2012. The increase in the regulatory Tier 1 risk-based capital ratio reflected the increase in retained earnings, partially offset by redemption of $36 million of qualifying trust preferred securities since September 30, 2012. All capital ratios were impacted by the repurchase of 29.9 million common shares over the last four quarters, of which 2.0 million were repurchased in the 2013 third quarter at an average price per share of $8.18. Although Huntington has the ability to repurchase up to $136 million additional shares of common stock through the first quarter of 2014, we intend to continue disciplined repurchase activity consistent with our annual capital plan, our capital return objectives, and market conditions especially as those conditions impact the trading price of our common stock. We do not anticipate that the pending transaction with Camco will materially impact our repurchase activities except during the relatively limited time we will be required to be out of the market under the SEC’s Regulation M.

Income Taxes

The provision for income taxes in the 2013 third quarter was $62 million, $52 million in the 2013 second quarter, and $28 million in the 2012 third quarter. The effective tax rates for the 2013 third quarter, 2013 second quarter, and 2012 third quarter were 25.8%, 25.8%, and 14.4%, respectively. At September 30, 2013, the net federal deferred tax asset was $152 million, and the net state deferred tax asset was $37 million. Based on both positive and negative evidence and the level of forecasted future taxable income, there was no impairment to the net federal and net state deferred tax assets at September 30, 2013. As of September 30, 2013 and June 30, 2013, there was no disallowed deferred tax asset for regulatory capital purposes.

Expectations

“While we are optimistic about continuing indicators of economic improvement supporting Huntington’s performance for the next several quarters, we must face the headwinds related to the yield curve, regulatory environment, and ongoing uncertainty in Washington,” said Steinour. “We look to our federal elected officials to take the appropriate steps to support economic stability and continue to advocate for sound and sustainable fiscal policies.”

Net interest income is expected to modestly grow over the next several quarters. We anticipate an increase in earning assets as total loans modestly grow and investment securities increase in preparation for the new liquidity rules. However, those benefits to net interest income are expected to be mostly offset by continued modest downward pressure on NIM until the short end of the yield curve begins to move higher. Full-year 2013 NIM is not expected to fall below the mid 3.30%’s. While we are maintaining a disciplined approach to loan pricing, asset yields remain under pressure, and that is partially offset by the continued opportunity of deposit repricing and mix shift.

The C&I portfolio is expected to see growth consistent with the anticipated increase in customer activity. Our C&I loan pipeline remains robust with much of this reflecting the positive impact from our investments in specialized commercial verticals, focused OCR sales process, and continued support of middle market and small business lending. Automobile loan originations remain strong, and we currently do not anticipate any automobile securitizations in the near future. Residential mortgages, home equity, and CRE loan balances are expected to increase modestly.

We anticipate the increase in total loans will outpace growth in total deposits. This reflects our continued focus on the overall cost of funds, as well as the continued shift towards low- and no-cost demand deposits and money market deposit accounts.

Noninterest income, when compared to recent levels, is expected to be relatively flat, excluding the impact of any automobile loan sales, any net MSR activity, and typical first quarter seasonality.

Expenses, excluding the $17 million of Significant Items, are expected to modestly increase due to higher depreciation, personnel, occupancy, and equipment expense related to our continued modest pace of investments. We continue to evaluate additional cost saving opportunities, and an additional $6 million of branch consolidation expense is expected in the 2013 fourth quarter from previously announced actions. We remain committed to posting positive operating leverage for the 2013 full year.

NPAs are expected to show continued improvement. This quarter, NCOs were at the high end of our expected normalized range of 35 to 55 basis points. The level of provision for credit losses was below our long-term expectation, and we continue to expect moderate quarterly volatility.

The effective tax rate for 2013 is expected to be in the range of 25% to 27%, primarily reflecting the impacts of tax-exempt income, tax-advantaged investments, and general business credits.

Given its relative small size and structure, the acquisition of Camco Financial, which was announced on October 10, is not expected to have a meaningful impact on current expectations.

Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call on Thursday, October 17, 2013, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (877) 684-3807; Conference ID# 51293395. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site, www.huntington.com. A telephone replay will be available approximately two hours after the completion of the call through October 31, 2013 at (855) 859-2056 or (404) 537-3406; conference ID# 51293395.

Please see the 2013 Third Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found at: http://www.huntington-ir.com

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, and CFPB; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2012 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this third quarter earnings conference call slides or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance—i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2012 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

Annualized data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-taxable equivalent interest income and net interest margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

About Huntington

Huntington Bancshares Incorporated is a $57 billion regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state retail banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,500 ATMs. Through automotive dealership relationships within its six-state retail banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

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